CENTARUS LEGAL SERVICES P.C. Attorneys & Legal Consultants 1900 E. Golf Road, Suite 950, Schaumburg, IL 60173 TELEPHONE: (866) 312-5711 FACSIMILE: (847) 232-3370

December 23, 2024

Cloud Title Partners LLC

200 Central Avenue, Fourth Floor

Saint Petersburg, FL 33701

RE: Opinion of Counsel Securities Qualified Under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Cloud Title Partners LLC, a Florida corporation (the “Company”) in connection with its preparation and filing with the Securities and Exchange Commission of an Offering Statement via Form 1-A (as mended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by the Company of up to 400 of the Company’s units of Associate Membership Units (“Units”).

In rendering the opinion set forth below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based on the foregoing, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Units will be validly issued and fully paid, and holders of the Units will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Units.

Our opinion set forth herein is limited to the Florida Revised Limited Liability Company Act and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Units. We assume no obligation to advise

Cloud Title Partners, LLC

December 23, 2024

you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Please feel free to contact me if you have any questions at the above contact information.

Very truly yours,

CENTARUS LEGAL SERVICES LTD.

/s/ Centarus Legal Services Ltd.